EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2017

Calabasas Hills, Calif., – May 3, 2017 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the first quarter of fiscal 2017, which ended on April 4, 2017.

Total revenues were $563.4 million in the first quarter of fiscal 2017 as compared to $553.7 million in the first quarter of fiscal 2016. Net income and diluted net income per share were $35.0 million and $0.71, respectively, in the first quarter of fiscal 2017.

The Company recorded a pre-tax, non-cash charge of $0.8 million during the first quarter of fiscal 2017 related to the planned relocation of one The Cheesecake Factory restaurant. Excluding this item, net income and diluted net income per share were $35.5 million and $0.72, respectively.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 0.3% in the first quarter of fiscal 2017.

“Our first quarter results were in line with our expectations as we posted our 29th consecutive quarter of positive comparable sales, again outperforming the casual dining industry,” said David Overton, Chairman and Chief Executive Officer. “We remain top of mind with our guests; in fact, The Cheesecake Factory was named brand of the year in the casual dining category of the Harris Poll EquiTrend® study. In addition, we were recently recognized as one of the “100 Best Companies to Work For®” by Fortune magazine for the fourth consecutive year, reinforcing that we continue to be an employer of choice in the restaurant industry.”

Overton concluded, “We recently achieved two exciting international milestones. Our first location in Hong Kong opened under a licensing agreement earlier this week and we will bring The Cheesecake Factory concept to Canada, with the execution of the lease for our first Company-owned international location in Toronto.”

Development

The Company continues to expect to open as many as eight Company-owned restaurants in fiscal 2017, including one relocation, which is slated to open in the second quarter.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

In addition, the Company continues to expect as many as four to five restaurants to open under licensing agreements internationally in fiscal 2017. This includes the first location in Hong Kong, which opened earlier this week.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share on the Company’s common stock. The dividend is payable on May 30, 2017 to shareholders of record at the close of business on May 17, 2017.

During the first quarter of fiscal 2017, the Company repurchased approximately 150,000 shares of its common stock at a cost of $9.3 million. The Company continues to expect that it will return its free cash flow to shareholders in fiscal 2017 in the form of dividends and share repurchases.

Conference Call and Webcast

The Company will hold a conference call to review its results for the first quarter of fiscal 2017 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through June 2, 2017.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 208 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 194 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the Rock Sugar Pan Asian Kitchen® mark. Internationally, 16 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2017, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fourth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2017 ©2017 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver consistent and dependable comparable sales results over a sustained period of time; deliver increases in guest traffic; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; increase margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; utilize its capital effectively and continue to repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended
Consolidated Statement of Operations	April 4, 2017		March 29, 2016
	Amount	Percent of Revenues	Amount	Percent of Revenues

Revenues	$563,426	100.0%	$553,693	100.0%
Costs and expenses:
Cost of sales	129,139	22.9%	130,773	23.6%
Labor expenses	193,835	34.4%	185,658	33.5%
Other operating costs and expenses	135,650	24.1%	129,557	23.4%
General and administrative expenses	36,287	6.4%	35,337	6.4%
Depreciation and amortization expenses	23,196	4.1%	21,464	3.9%
Impairment of assets and lease terminations	786	0.1%	-	0.0%
Preopening costs	970	0.3%	2,310	0.4%
Total costs and expenses	519,863	92.3%	505,099	91.2%
Income from operations	43,563	7.7%	48,594	8.8%
Interest and other expense, net	(1,256)	(0.2)%	(2,304)	(0.4)%
Income before income taxes	42,307	7.5%	46,290	8.4%
Income tax provision	7,264	1.3%	12,336	2.3%
Net income	$35,043	6.2%	$33,954	6.1%

Basic net income per share	$0.74		$0.70
Basic weighted average shares outstanding	47,634		48,518

Diluted net income per share	$0.71		$0.68
Diluted weighted average shares outstanding	49,210		50,037

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$515,234		$506,316
Other	48,192		47,377
Total	$563,426		$553,693

Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$70,543		$74,292
Other	6,638		6,912
Corporate	(33,618)		(32,610)
Total	$43,563		$48,594

(1) Includes $0.8 million of accelerated depreciation expense related to the planned relocation of one The Cheesecake Factory restaurant in the thirteen weeks ended April 4, 2017. This amount was recorded in impairment of assets and lease terminations in the condensed consolidated statements of income.

Selected Consolidated Balance Sheet Information	April 4, 2017	January 3, 2017
Cash and cash equivalents	$ 65,666	$ 53,839
Total assets	1,276,828	1,293,319
Total liabilities	649,293	690,112
Stockholders’ equity	627,535	603,207

	13 Weeks Ended	13 Weeks Ended
The Cheesecake Factory Supplemental Information	April 4, 2017	March 29, 2016
Comparable restaurant sales	0.3%	1.7%
Restaurants opened during period	-	1
Restaurants open at period-end	194	188
Restaurant operating weeks	2,522	2,436

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended
	April 4, 2017	March 29, 2016

Net income (GAAP)	$35,043	$33,954
After-tax impact from:
- Impairment of assets and lease terminations (1)	472	-
Adjusted net income (non-GAAP)	$35,515	$33,954

Diluted net income per share (GAAP)	$0.71	$0.68
After-tax impact from:
- Impairment of assets and lease terminations	0.01	-
Adjusted diluted net income per share (non-GAAP)	$0.72	$0.68

(1) The pre-tax amount associated with the item in fiscal 2017 was $786 and was recorded in impairment of assets and lease terminations.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100